UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 28, 2019

Petrolia Energy Corporation

(Exact name of Registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 N. Post Oak Rd., Ste. 400, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 723-1266

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	BBLS	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Petrolia Energy Corporation (“Petrolia” or the “Company”) is the operator of certain wells located in New Mexico, at the Twin Lakes San Andres Unit (“TLSAU”) Field. TLSAU is located 45 miles from Roswell, Chaves County, New Mexico.

On March 4, 2021, the Company received a letter from the Commissioner of Public Lands of the State of New Mexico, which was sent to us and certain other parties notifying such parties of certain non-compliance with the laws and regulations that it administers. The deficiencies are currently in the process of being settled by a third party agreeing to plug six wells, including at least two Company operated wells (TLSAU wells #316 and #037). The scope of the matter above included only 240 acres of the 640 acres of The New Mexico State Land Office (SLO) lease. The Commissioner of Public Lands of the State of New Mexico could still file suit and require the plugging and surface remediation of all wells in section 36.

On April 8, 2021, the State of New Mexico Energy, Minerals and Natural Resources Department Oil Conservation Division (“OCD”) sent the Company a Notice of Violation alleging that the Company was not in compliance with certain New Mexico Oil and Gas Act regulations (the “NMAC”), associated with required reporting, inactive wells and financial assurance requirements, plugging certain abandoned wells, providing required financial assurance in connection with plugging expenses, and proposing to assess certain civil penalties in the amount of an aggregate of approximately $35,100.

The Company hopes to enter into a Stipulated Final Order in or around December 2021 with the OCD, pursuant to which we expect to be required to admit the alleged violations set forth in the Notice of Violation, agree to complete certain forms required by the OCD; to plug and abandon at least two designated wells at the TLSAU within each calendar month beginning in November 2021, until 27 wells are plugged and released by the OCD and abandoned (at an estimated cost of $30,000 per well) and to provide the OCD blanket financial assurance in the amount of approximately $258,000. We anticipate that in the event that the Stipulated Order is agreed to by the OCD and the Company enters into a Stipulated Order, and further that the Company complies with the Stipulated Final Order, OCD will agree to abate all civil penalties, provided that if the Company fails to complete any required actions, it will be subject to a stipulated penalty of $250 per day for each violation until the Company completes the required action (subject to 8.75% interest per annum for amounts paid within 30 days). The Stipulated Final Order is not yet final, has not yet been agreed to, and the final form thereof may have different terms than as expected and as discussed above. We also anticipate an additional 11 wells (the remaining wells) will likely need to be plugged in February 2022 when they become classified as “inactive wells.”

The Company entered into a settlement agreement on July 27, 2020 with Moon Company, Trustee of the O’Brien Mineral Trust pursuant to which nine leases totaling approximately 3,800 acres of the 4,880 acre Twin Lakes San Andres Unit were terminated as a part of the settlement agreement. Pursuant to this settlement agreement, the Company no longer has the right to produce oil, gas, or other hydrocarbons and any other minerals from the mineral estate encumbered by the leases and owned by the trustee of the O’Brien Mineral Trust.

We face additional risks as we were the unit operator of the entire 4,880 acre TLSAU. The TLSAU has now been dismantled and dissolved. Because we were the operator of record for the complete unit, we may have additional well plugging and surface remediation exposure from the SLO and OCD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrolia Energy Corporation

/s/ Mark M. Allen
Mark M. Allen
Chief Executive Officer

Date: October 25, 2021

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Notice of Violation issued by the State of New Mexico Energy, Minerals and Natural Resources Department Oil Conservation Division on April 8, 2021

99.2*

Stipulated Final Order In re Petrolia Energy Corporation, Case No. 21982 before the State of New Mexico Energy, Minerals and Natural Resources Department Oil Conservation Division dated September 29, 2021

99.3*	State of New Mexico Commissioner of Public Lands letter to Petrolia Energy Corporation, Oxy USA and Blue Sky NM dated March 4, 2021

99.4*	Moon Company, Trustee of the O’Brien Mineral Trust v. Petrolia Energy Corporation ([Case Caption]) Settlement Agreement dated July 27, 2020

99.5*	Termination of TLSAU issued by the State of New Mexico Commissioner of Public Lands letter to Petrolia Energy Corporation dated August 28, 2019

* Filed herewith.